AMBI                                             AMBI Inc.
                                                 4 Manhattanville Road
                                                 Purchase, New York 10577-2197
                                                 Telephone 914 701-4500
                                                 Facsimile   914 696-0860

                                                 ------------------------------
January 10, 2001
                                                 Benjamin T. Sporn
                                                 Senior Vice President,
                                                 General Counsel and Secretary
                                                 Direct Dial 914 701-4503

Ms. Gail Montgomery
94 Seminary Road
Bedford, NY 10506

Dear Gail:

This Letter Agreement ("Agreement") dated as of October 16, 2000 is between you and AMBI Inc. ("AMBI" or the "Company") regarding your current position as President and Chief Executive Officer of AMBI reporting to the Board of Directors, and is for the period commencing October 1, 2000 through September 30, 2002 (the "Contract Period"). You will also be required to serve as a Director on the AMBI Board during this same period of time.

This offer is contingent upon the following terms and conditions:


GENERAL

You agree that your employment by AMBI shall be full time and that you shall engage in no other business nor employment, other than supervising your passive investments. You represent that you are under no restrictions or obligations, which would prevent you from serving as President and Chief Executive Officer. You may serve as a non-executive director on Boards of other companies only with the written permission of the AMBI Board.


PROMOTIONAL AWARD

You will receive a promotional award of $25,000, effective October 16, 2000.


COMPENSATION

Your direct annualized base compensation will be $275,000 (effective October 1, 2000) paid bi-weekly, as a non-union, full-time employee, and is fixed during the Contract Period. All compensation shall be subject to withholding and similar deductions.

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ANNUAL PERFORMANCE BONUS

You will be granted an annual performance bonus for each of AMBI's 2001 and 2002 year-end fiscal accounting years based upon the attainment of targets (each, a "Target") which will be established by agreement between the Board of Directors and you, and will be set forth in a Fiscal Year Budget Plan for that year (the "BP"). The Target will be based primarily on after-tax earnings from operations, but the parties may agree that gross revenues from operations will also be a factor in the Target.

If you achieve less than 85% of the Target for the 2001 fiscal year, any bonus for that year is in the sole discretion of the Board.

If you achieve at least 85% of the Target for the 2001 fiscal year, you will receive $233,750 (85% of base compensation with the remaining 15% of base at the discretion of the Board) as a performance cash bonus. In that event, you will also receive a number of stock options in accordance with AMBI's Stock Option Plan in effect at time of grant ("Options"), equal to the sum of (1) 400,000 plus (2) that percentage of 100,000 which is equal to the percentage (if any) by which your Excess is of 15. "Excess" means the number of percentage points of the Target that you achieve in excess of 85%. For example, if you achieve 90% of the Target, you will be granted 400,000, plus 5/15 of 100,000 Options, or 433,333 Options. No more than 500,000 Options will be granted under this paragraph.

If you achieve less than 90% of the Target for the 2002 fiscal year, any bonus for that year is in the sole discretion of the Board.

If you achieve at least 90% of the Target for the 2002 fiscal year, you will receive $275,000 (100% of base compensation) as a performance cash bonus and 500,000 Options.

For each of the 2001 and 2002 fiscal years in which you achieve 100% of the Target, you will receive an additional performance cash bonus for that year or years of not less than $27,500 (10% of base compensation) and 100,000 additional Options.

For each of the 2001 and 2002 fiscal years in which you exceed 100% of the Target, the Board of Directors shall have the discretion to determine the cash and stock option performance awards on the basis of the amount by which 100% of the Target has been exceeded.

All Options referred to in the preceding paragraphs will have a 10-year term, will be Incentive Stock Options to the maximum extent permitted under law, and will vest one-half in one year, and an additional 1/4 on each of the next two anniversaries, so long as you are employed by the Company on each vesting date unless there is a change of control event (as defined under AMBI's Change of Control Policy) while you are employed by the Company.

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

OTHER BENEFITS

AMBI shall furnish and/or reimburse you for all reasonable and customary business requirements including a car allowance or equivalent. Coverage from group insurance, i.e. medical, dental, life insurance, AD&D, Short and Long Term Disability. Business Travel Insurance, etc. as well as the AMBI sponsored pension plan and savings plan will be provided in accordance with the terms and conditions of each plan.


STOCK OPTIONS

You were granted 150,000 Options as of October 16, 2000 @ $1.3125 share. Such Options shall vest 50% on October 16, 2001 and 50% on October 16, 2002, but only if you are employed by the Company on these anniversary unless there is a change of control event (as defined under AMBI's Change of Control Policy) while you are employed by the Company. These options will expire in 2005, and are subject to the terms of a Stock Option Award Agreement to be signed by AMBI and you.


VACATION

Annual paid vacation and holidays will accrue in accordance with AMBI's vacation policy and shall be paid upon any change in your employment status as President and CEO.


PERIOD OF EMPLOYMENT

Your employment with AMBI shall be for a two-year term, but AMBI may terminate your employment earlier for cause or without cause as determined by written notice from the Board of Directors. If AMBI fails to perform and/or mitigate within a reasonable period of time any term or condition herein, you can terminate your employment upon written notice to the Board of Directors.

For purposes of this Agreement, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty to nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude or (2) your gross omission or gross dereliction of any statutory or common law duty to the Company or (3) your gross violation of the Company's written policies and guidelines.


TERMINATION

Upon written notice of termination of your employment, you hereby resign your Board membership on the Boards of AMBI and its subsidiaries.

In the event that AMBI's Board of Directors terminates your employment without cause, or if you resign because the Company has diminished your authority and responsibility as President and CEO (other than any such diminution which is for cause or which is in connection with a

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

change in ownership), you will receive: 1) a continuation of your salary, in ordinary payroll installments, for one year, 2) immediate vesting of your Options and 3) a continuation of your other benefits as defined herein for 12 months (but only to the maximum extent permitted under law or by agreement with third parties), or, if earlier, until you obtain other employment. Should the parties seek mutual general releases after any such termination, the terms thereof, and any additional consideration to be afforded to either party, shall be as they may determine by mutual written agreement.

In the event you resign for any other reason or if your employment is terminated with cause, you shall be entitled to no salary or benefit continuation, and your Options will be vested only to the extent vested prior to termination.


OTHER MATTERS

Notwithstanding anything to the contrary herein, the total number of Options granted to you under this Agreement, including Options previously granted to you, shall not exceed 1,100,000 Options.

All vested Options shall be exercisable for one year after termination of employment if the Company terminated your employment without cause, and for 90 days after termination of employment for all other terminations. The Options shall thereafter expire.

This Agreement incorporates by reference the AMBI Change of Control Policy dated 6/29/99 and is attached hereto. The Policy provides, among other things, that on a change of control (as defined in the Policy) in any fiscal year you would receive among other things a bonus equal to your bonus in the prior fiscal year. Should there be a change of control during the 2001 fiscal year, the bonus for the prior fiscal year for the purpose of this calculation shall be deemed the greater of (1) $100,000, or (2) Annual Performance Bonus granted for the 2001 fiscal year based upon the attainment of Targets (defined under Annual Performance Bonus paragraph herein) up to the closing date of the change of control transaction. In the event the closing of a change of control transaction occurs any time prior to the twelve-month period for 2001 fiscal year, the Annual Performance Bonus for 2001, but only for the purpose of calculating the bonus for the 2000 fiscal year under the preceding sentence, shall be based upon the percentage of the Target achieved for that specific period of time and shall be calculated as follows: For example, if a change of control occurs at the end of the third quarter of 2001 fiscal year and the Target has been achieved for the first nine months of the 2001 fiscal year BP, then the percentage of Target achieved for 2001 fiscal year (only for the purpose of calculating the bonus for the 2000 fiscal year) will be 100% of Target for 2001 fiscal year BP, not 75% (9/12) of the 2001 fiscal year BP.

You agree that during and after termination of your employment and for a one (1) year period following termination, you will not directly or indirectly compete with AMBI or engage in or participate in any business (in whatever capacity, whether as owner, consultant, adviser, employee or otherwise), which competes with the business of AMBI. This paragraph may be enforced by injunction (without posting bond or other security), as well as by other remedies. The preceding sentence does not prohibit you from passively owning up to 2% of the voting securities of any entity that files public reports under the Securities Exchange Act of 1934. Both during and after your employment, you will maintain the confidentiality of the Company's confidential

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information,  and you will not disclose or use such  information  other than for the benefit of the Company during your employment. Any controversy or claim arising out of or relating to this Agreement, or any breach or default under this Agreement, shall, with respect to all actions at law pertaining to such controversy, claim, breach, or default (excepting herefrom any action for equitable relief with respect thereto), be settled by arbitration in the city and state where AMBI's principal place of business is then located, before a single arbitrator in accordance with the then-prevailing Rules of Commercial Arbitration of the American Arbitration Association. The arbitrator shall not contravene or vary in any respect any of the terms or provisions of this Agreement. The award of the arbitrator shall be final and binding upon the parties hereto, and judgment upon such award may be entered in any court having jurisdiction thereof.

You certify that you have not been debarred by the U.S. Food and Drug Administration under 231. U.S.C. 335a (Federal Food, Drug and Cosmetic Act 306).

This employment Agreement is the only employment Agreement in effect between AMBI and you.

If you accept this offer of continued employment and the conditions outlined above. Would you please sign the original of this letter and initial each page. Please retain the duplicate for your records.

Yours sincerely,

/s/ BENJAMIN T. SPORN
-------------------------------
Benjamin T. Sporn
Senior Vice President

I accept this offer of continued employment and the conditions outlined above.

Signed: /s/ GAIL MONTGOMERY
        --------------------------
        Gail Montgomery


Date:   January 10, 2001

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